EXHIBIT 5.2

[Letterhead of Fraser Milner Casgrain LLP]

TO:	The Board of Directors of Stantec Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Stantec Inc. on May 6, 2010, as such may thereafter be amended or supplemented, and in the base prospectus contained therein, under the captions “Enforceability of Certain Civil Liabilities” and “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.

Very truly yours,

/s/ Fraser Milner Casgrain LLP